UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 9, 2006

RSA Security Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-25120	04-2916506
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

174 Middlesex Turnpike, Bedford, Massachusetts		01730
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(781) 515-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On May 9, 2006, RSA Security Inc. entered into a letter agreement with Charles F. Kane, our newly hired Chief Financial Officer and Senior Vice President, Finance. The material terms of the letter agreement are as follows:

- Mr. Kane will receive an annual base salary of $300,000.

- His target annual bonus will be 80% of his base salary. For 2006, his bonus will be pro rated from his date of hire.

- Mr. Kane will receive sign-on compensation of $140,000.

- Mr. Kane will receive a non-statutory stock option under our 2005 Stock Incentive Plan to purchase 275,000 shares of our common stock at an exercise price per share equal to the closing price of our common stock on The NASDAQ National Market on the date of grant. If RSA Security achieves certain net income goals determined by the Compensation Committee of our Board of Directors for the fiscal years ending December 31, 2006, 2007 and 2008, then one-third of the shares subject to the option becomes exercisable after the end of each such fiscal year. If RSA Security fails to achieve the one-year net income goal for the fiscal year ending December 31, 2006 but does achieve the cumulative two-year net income goal for the two years ending December 31, 2007, then two-thirds of the shares subject to the option become exercisable. Furthermore, if RSA Security fails to achieve the one-year net income goal for either or both of the fiscal years ending December 31, 2006 and 2007 but does achieve the cumulative three-year net income goal for the three years ending December 31, 2008, then the option becomes fully exercisable. The stock option expires seven years after the grant date. The stock option agreement will also provide, among other things, that the option will become exercisable in full if RSA Security experiences a change of control event (as defined in the agreement).

- Mr. Kane will receive a restricted stock award of the number of shares of our common stock determined by dividing $1,800,000 by the per share closing price of our common stock on The NASDAQ National Market on the grant date. The restricted stock award vests in four equal installments on the first four anniversaries of the grant date. If Mr. Kane leaves the company before the vesting date of any installment(s), then he forfeits the unvested installment(s). The restricted stock agreement for Mr. Kane will also provide, among other things, that the restricted stock will become fully vested if RSA Security experiences a change of control event (as defined in the agreement).

- If we terminate Mr. Kane’s employment other than for cause or disability, we are required to pay him severance payments equal to twelve months' base salary. We would also continue to provide him with medical and dental benefits during the severance period.

- Mr. Kane is also eligible to participate in our standard benefit plans and programs offered to our other executives.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 9, 2006, RSA Security Inc. announced the appointment of Charles F. Kane as our Chief Financial Officer and Senior Vice President, Finance effective May 15, 2006. Mr. Kane will serve as our "principal financial officer," as defined by the rules of the Securities and Exchange Commission. A copy of our press release announcing the appointment is attached as Exhibit 99.1 to this report.

Before joining us, Mr. Kane served as the Senior Vice President, Finance and Chief Financial Officer of Aspen Technology, Inc., a supplier of integrated software and services to the chemical process industry, from July 2003 to May 2006; President and Chief Executive Officer of Corechange, Inc., an enterprise software company that was acquired by Open Text Corporation, from May 2000 to February 2003; Executive Vice President and Chief Financial Officer of Informix Software from 1999 to May 2000; and Executive Vice President and Chief Financial Officer of Ardent Software from 1995 to 1999, when Ardent was acquired by Informix. Mr. Kane is a member of the Boards of Directors of Applix, Inc., a provider of business performance management software solutions, and Netezza Corporation, a provider of enterprise-class data warehouse appliances. He is 48 years old. There are no family relationships between Mr. Kane and any of our executive officers or directors. Our Board of Directors reappoints our officers annually, including our Chief Financial Officer, and our officers serve until they resign or we or the Board terminate their position.

In connection with his appointment, we entered into a letter agreement with Mr. Kane, which is described above in Item 1.01 of this report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

See the Exhibit Index attached to this report.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RSA Security Inc.

May 9, 2006	By:	/s/ Robert P. Nault

Name: Robert P. Nault
Title: Senior Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Press Release, dated May 9, 2006, issued by RSA Security Inc.